                       Independent Auditors ’ Consent

The Board of Directors
Comstock Resources, Inc.:

We consent to the use of our report dated March 19, 2003, with respect to the consolidated balance sheets of Comstock Resources, Inc., as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts”
in the prospectus. Our report dated March 19, 2003 contains an explanatory note that refers to a restatement of the consolidated financial statements as of
December 31, 2002 and for the two-year period then ended. Our report also refers to a change in the Company’s method of accounting for derivative instruments.

KPMG LLP
Dallas, Texas
December 11, 2003